Exhibit 10.19

ADJUVANT LICENSE AGREEMENT

BY AND BETWEEN

BIOMIRA INTERNATIONAL INC.

AND

CORIXA CORPORATION

DATED AS OF

OCTOBER 20, 2004

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ADJUVANT LICENSE AGREEMENT

        THIS ADJUVANT LICENSE AGREEMENT is entered into as of October 20, 2004, between BIOMIRA INTERNATIONAL INC. ("Biomira"), a corporation organized under the laws of Barbados with an office located at Bridgetown, Barbados and CORIXA CORPORATION ("Corixa"), a corporation organized under the laws of the State of Delaware, USA, with offices at 1124 Columbia Street, Suite 200, Seattle, Washington 98104 USA.

RECITALS

        WHEREAS, Corixa owns intellectual property rights in immunostimulatory material known as MPL, which is a potentially useful component of vaccines to treat various diseases; and

        WHEREAS, Biomira is developing therapeutic vaccines for the treatment of cancer; and

        WHEREAS, Corixa and Biomira have entered into that certain adjuvant supply agreement (the "Supply Agreement") of even date herewith pursuant to which Corixa has agreed to supply Biomira with MPL in accordance with the terms and conditions set forth in the Supply Agreement; and

        WHEREAS, Corixa is willing to grant to Biomira a license to use MPL under Corixa's intellectual property rights in accordance with the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties agree as follows:

1.
Definitions

1.1    In this Agreement, unless otherwise provided, the following terms shall have the following meanings:

        (a)   "Act" means the United States Food, Drug and Cosmetic Act, as amended;

        (b)   "Adjuvant Invention" means any Invention conceived, enabled and/or reduced to practice by or for Biomira during the Term that consists solely of (i) any modification or enhancement specifically related to the Licensed Adjuvant and/or its formulation, (ii) the specific processes of making, storing or formulating Licensed Adjuvant, or (iii) any new formulations of Licensed Adjuvant, including any novel excipients or carriers and/or novel uses or applications thereof, it being understood and agreed that no such Invention shall include any Biomira Antigen, Biomira Technology or Product;

        (c)   "Agreement" means this adjuvant license agreement, together with all appendices hereto and any amendments to or restatements of this adjuvant license agreement;

        (d)   "Affiliate" means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign person in a particular jurisdiction) having the power to vote on or direct the affairs of the entity, or any person, firm, partnership, corporation or other entity actually controlled by, or under common control with, a party to this Agreement;

        (e)   "Biomira Antigen" means BLP25 MUC1 antigen (as described in Appendix A), as such antigen may be improved, enhanced, or otherwise modified, as well as any other antigens that incorporate MUC1;

        (f)    "Biomira Technology" means any and all technology related to Products or otherwise owned or in-licensed by Biomira and its Affiliates with the exception of the Licensed Adjuvant and the uses thereof;

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        (g)   "BLA" means a Biologies License Application, as defined in the Act, and the regulations promulgated thereunder, and any corresponding supranational, foreign or domestic marketing authorization, application, registration or certification, necessary or reasonably useful to market a Product in the Territory, but not including pricing and reimbursement approvals;

        (h)   "Confidential Information" shall have the meaning given to it in section 7.1 of this Agreement;

        (i)    "Effective Date" means the date of this Agreement;

        (j)    "FDA" means the Food and Drug Administration of the United States or its foreign equivalent or counterpart, as applicable;

        (k)   "Field of Use" shall mean the treatment of cancer in humans and companion animals;

        (l)    "Fill and Finish Manufacturer" means a Third Party used by Biomira or its sublicensees for the combining of the Licensed Adjuvant and any Biomira Antigen to create a Product;

        (m)  "First Commercial Sale" means the first sale on a commercial basis after receiving Market Approval of any Product by Biomira or its sub-licensees to a Third Party (excluding any Affiliate or sublicensee of Biomira, unless such Affiliate or sublicensee is an end user, that is, where there is no further sale or distribution by such Affiliate or sublicensee of the relevant Product other than to a patient), in any country, on a country-by-country basis;

        (n)   "Invention" means any invention or discovery, including without limitation new uses or applications, improvements and enhancements, whether or not patentable, together with all intellectual property rights and interest therein of whatever kind, worldwide, including without limitation patents, patent applications, rights to patents, copyrights, trade secrecy rights, know-how, and any other proprietary rights;

        (o)   "Know-How" means all trade secrets, know-how and technical information, either embodied in the Licensed Adjuvant or otherwise related to the Licensed Adjuvant, owned or possessed by Corixa;

        (p)   "Licensed Adjuvant" means Corixa's proprietary adjuvant designated as MPL [+] as described in Appendix B, together with all improvements, updates, revisions and modifications thereto that Corixa has the right to make available to Biomira, and which are accepted in writing by Biomira;

        (q)   "Licensed Patents" means all patents and patent applications granted to or in-licensed (with a right to sublicense) by Corixa that specifically relate to the Licensed Adjuvant including without limitation (a) the patents and patent applications set forth in Appendix C hereto, (b) all continuations and divisionals of the foregoing, (c) all patents issuing from any of the foregoing and (d) all foreign counterparts of any of the foregoing and (e) those patents and patent applications deemed to be Licensed Patents by virtue of section 6.2 below;

        (r)   "Major Market" shall mean [+], and "Major Markets" shall mean all of such jurisdictions;

        (s)   "Market Approval" shall mean, with respect to a particular Product in a particular country in the Territory, the date upon which the last of all governmental or regulatory approvals required for the sale of such Product in that country has been granted, including price approval for such Product (if required);

        (t)    "Net Sales" means the total gross amounts received by Biomira and its sublicensees for the sale of Product in the Territory to Third Parties, less the following items of expense to the extent

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included in amounts invoiced and paid or allowed in accordance with recognized principles of accounting:

            (i)  sales, use, value added and similar taxes on sales invoices;

           (ii)  excise taxes, custom duties or consular fees and any other governmental charges imposed upon the production, importation, use or sale of any Product but excluding income tax, income surtax and similar taxes on income;

          (iii)  transportation and insurance on shipments to customers; and

          (iv)  trade and quantity discounts, rebates, credits, and allowances and adjustments for rejections, recalls or returns, actually allowed or granted, provided that no cash discounts shall apply where such cash discounts were granted primarily to encourage the purchase of products other than Products.

Sales by Biomira or any of its sublicensees to any of Biomira's Affiliates or Biomira's sublicensees shall be excluded from the computation of Net Sales (except where the purchasing Affiliate or sublicensee is an end user, that is, where there is no further sale or distribution by such Affiliate or sublicensee of the relevant Product other than to a patient), but Net Sales shall include the subsequent final sale to a Third Party(ies) by such Affiliate or sublicensee. Net Sales shall be calculated, without limitation, on any and all pre-marketing approval sales by Biomira or its sublicensees hereunder of Product in the Territory allowed by regulatory authorities, including without limitation, named-patient sales;

        (u)   "North America" means Canada and the United States;

        (v)   "Phase III Clinical Trial" means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a product as a basis for a marketing approval application submitted to the FDA or that would otherwise satisfy the requirements of 21 CFR 312.21(c), or its foreign equivalent in the jurisdiction in which the trial is conducted;

        (w)  "Product" means any pharmaceutical composition, comprising the Biomira Antigen and Licensed Adjuvant as an ingredient or component;

        (x)   "Royalty Term" means, with respect to each Product in each of North America and the ROW, the period commencing on the Effective Date and continuing until the later of (i) the expiration or termination of the last to expire or terminate Licensed Patent in such territory (i.e., North America or the ROW, as applicable) or (ii) the [+] anniversary of First Commercial Sale in such territory (i.e., North America or the ROW, as applicable);

        (y)   "Supply Agreement" means the adjuvant supply agreement of even date herewith between Corixa and Biomira described in the third recital to this Agreement, together with any amendments to or restatements of such adjuvant supply agreement;

        (z)   "Regulatory Authority" means those government agencies or authorities responsible for the regulation of Product and/or Licensed Adjuvant (including without limitation the manufacture, supply and sale thereof) in the United States, the European Union, Japan and any other jurisdiction agreed to in writing by Corixa and Biomira;

        (aa) "Right of Offer" means, with respect to a particular Product, a notice to the effect that Biomira does not intend to proceed directly or indirectly with the commercial marketing of such Product;

        (bb) "ROW" shall mean all countries and territories in the world except those in North America;

        (cc) "Term" shall have the meaning given to it in section 8.1 of this Agreement;

        (dd) "Territory" means all the countries and territories of the world; and

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        (ee) "Third Party(ies)" means any person other than a party to this Agreement.

1.2    Number and Gender.    Words importing the singular number only in this Agreement shall include the plural number and vice versa and words importing one gender only in this Agreement shall include all genders and words importing persons in this Agreement shall include individuals, partnerships, corporations and any other entities, legal or otherwise.

1.3    Headings.    The headings used in this Agreement are for ease of reference only and shall not affect the meaning or the interpretation of this Agreement.

1.4    Appendices.    The appendices attached to this Agreement shall form part of this Agreement.

1.5    Effective Date.    This Agreement shall commence as of the Effective Date.

1.6    Legislation.    Any reference in this Agreement to legislation or a statute includes, unless otherwise indicated, rules and regulations passed or in force as at the date of this Agreement and any amendments to such rules or regulations from time to time, and any legislation or regulations substantially replacing the same.

2.
Grant of Rights and Product Development

2.1    License to Biomira.    Subject to the terms and conditions of this Agreement, Corixa hereby grants to Biomira: (a) a world-wide, royalty-bearing, non-exclusive license, with the right to sublicense solely in accordance with section 2.3, under the Licensed Patents and Know-How, to utilize Licensed Adjuvant in connection with the manufacture, sale, offer for sale, importation and use of any Product in the Field of Use for the Term; and (b) a worldwide, royalty-free, non-exclusive license, with the right to sublicense solely in accordance with section 2.3, under the Licensed Patents and Know-How to manufacture Licensed Adjuvant solely for use in the manufacture of Products for sale, offer for sale, importation and use in the Field of Use and solely on the terms and only in the circumstances described in sections 5.3 and 10.2(c) of the Supply Agreement.

2.2    Research Licenses.    Subject to the terms and conditions of this Agreement, Corixa hereby grants to Biomira a world-wide, royalty-free, non-exclusive license, with the right to sublicense solely in accordance with section 2.3, under the Licensed Patents and Know-How, to use and import Licensed Adjuvant solely to conduct research for, or in respect of, the development of Products for use in the Field of Use for the Term. For the avoidance of doubt, such license does not permit the manufacture or production by Biomira of Licensed Adjuvant other than as set forth in sections 5.3 or 10.2(c) of the Supply Agreement.

2.3    Sublicense Rights.

        (a)   Corixa hereby grants to Biomira the right to sublicense the rights granted herein: (i) solely to the extent that any such sublicense is a sublicense for developing, making, using, selling or offering to sell Product; or (ii) for purposes of having a Third Party manufacture or produce Licensed Adjuvant in the circumstances described in sections 5.3 and 10.2(c) of the Supply Agreement provided that Biomira provides Corixa with the key non-financial terms of any such sublicense agreement within thirty (30) days following its execution. Sublicensing of the rights granted herein in any other circumstances shall require the prior approval of Corixa, such approval not to be unreasonably withheld.

        (b)   For clarity, the use by Biomira or its sublicensees of a Fill and Finish Manufacturer solely for the combining of the Licensed Adjuvant and any Biomira Antigen to create any Product for testing or for sale shall not be considered a sublicense of Biomira's or its sublicensees' rights under this Agreement per se and is permitted under, and notwithstanding, this Agreement, and any Fill and Finish Manufacturer may combine the Licensed Adjuvant and any Biomira Antigen to create any Product but, subject to section 2.3(a)(ii) of this Agreement, does not have the right to manufacture Licensed Adjuvant.

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2.4    Recordal of Licenses.    Corixa shall give Biomira all reasonable assistance, at Biomira's cost, to record Biomira as a licensee under the Licensed Patents at each applicable patent office, including without limitation by executing such formal licenses as Biomira may reasonably request for such purpose, which licenses shall be subject to all the terms and conditions of this Agreement.

2.5    Diligence.    Biomira agrees to use its reasonable commercial efforts in conducting clinical studies, and to use its reasonable commercial efforts to obtain the appropriate regulatory approval for Products in those countries in the Territory where it is economically reasonable for Biomira to do so. Biomira shall use reasonable commercial efforts to have a commercial launch of a Product in the United States or in a country in a Major Market by the end of the calendar year 2011, provided, however, if such commercial launch has not occurred by the end of the calendar year 2011 [+], then Corixa shall determine, in its sole discretion, if Corixa desires to continue to supply Licensed Adjuvant to Biomira beyond December 31, 2011.

2.6    Cooperation.    Corixa shall cooperate with Biomira and provide reasonable assistance to make filings with applicable regulatory authorities to market, manufacture or sell Products. If providing such assistance requires travel by Corixa personnel, Biomira shall reimburse Corixa for reasonable travel expenses.

2.7    Progress Reports.    Biomira shall keep Corixa informed of the progress of its development of Products and registration filing efforts, and not less than annually shall, subject to Biomira's obligations of confidence or need to protect the patentability of its inventions, provide Corixa with a written report containing (i) a general summary of activities wherein activities relating to the obligations provided in section 2.5 can be determined and (ii) a general summary of planned activities for disease targets within the Field of Use.

2.8    Disclosure of Non-Commercialization.    Should Biomira, at any time during the course of the conduct of clinical trials of, or after receipt of regulatory approval to market, any given Product, decide for any reason not to proceed directly or indirectly with commercial marketing of such Product, Biomira agrees to disclose such fact to Corixa by way of a Right of Offer.

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3.
License Fee/Royalty

3.1    Certain Payments.    In consideration for the grant of the licenses hereunder Biomira shall pay Corixa:

        (a)    Milestone Payments.    Biomira agrees to pay Corixa the following milestone payments, to be made via wire transfer of immediately available funds, within [+] of achievement of each of the following milestones:

	MILESTONE	PAYMENT (U.S.$)
(i)	[+]	[+]
(ii)	[+]	[+]
(iii)	[+]	[+]
(iv)	[+]	[+]
(v)	[+]	[+]
(vi)	[+]	[+]
(vii)	[+]	[+]

For clarification and greater certainty, Biomira will only be obligated to pay each of the foregoing milestone payments once and not on a per Product basis.

        (b)    Royalties.    In addition to the amounts payable pursuant to section 3.1(a) above, Biomira shall, until the end of the applicable Royalty Term, but subject to section 3.1(c), pay Corixa a royalty on Net Sales of all Products as follows:

            (i)  with respect to Net Sales of all Products in North America, a royalty of [+]; and

           (ii)  with respect to Net Sales of all Products in the ROW, a royalty of [+].

In addition to the foregoing payments, if by [+], Biomira has not made the U.S. [+] milestone payment set forth in section 3.1(a)(ii) above, then on [+] and on each [+] thereafter during the existence of a Royalty Term, Biomira shall make a payment to Corixa equal to the difference between the aggregate earned royalties for the applicable calendar year payable by Biomira to Corixa under this section 3.1(b) and [+] provided, however, if such aggregate earned royalties exceed [+] then no payment shall be due for that year. In the event that Biomira does make the [+] milestone payment set forth in section 3.1(a)(ii) above before [+] then on [+] and on each [+] thereafter during the existence of a Royalty Term, Biomira shall make a payment to Corixa equal to the difference between the aggregate earned royalties for the applicable calendar year payable by Biomira to Corixa under this section 3.1(b) and [+] provided, however, if such aggregate earned royalties exceed [+] then no payment shall be due for that year.

        (c)    Reduction in Payments.    If a Product sold in a particular country or territory in the Territory is at the time of sale not covered by any of the Licensed Patents in such country, for example, due to Corixa's failure to apply for patents, or the expiration or invalidation of all relevant Licensed Patents in such country by final judicial or patent office action without possibility of appeal or reinstatement, then the applicable royalty rate stated in section 3.1(b) with respect to Net Sales of such Product sold in that country under those conditions shall be reduced by [+]. However, if such Product is later

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covered by one or more Licensed Patents in such country or territory, the full royalty provided for in section 3.1(b) shall be due as provided therein for the period that such patent is a Licensed Patent covering such country. Further, where the manufacture, sale, offer for sale or importation of the Licensed Adjuvant in a Product infringes the proprietary rights of a third party, and Biomira or any sublicensee is required to pay any royalties or other amounts as a result of such infringement (the "Third Party Amounts"), the royalties payable under section 3.1(b) shall be reduced by [+] of the amount of the Third Party Amounts, provided that the royalties payable by Biomira to Corixa under section 3.1(b) of this Agreement shall not be reduced to less than [+] with respect to Net Sales of all Products in North America and [+] with respect to Net Sales of all Products in the ROW.

3.2    Timing of Payments.    The royalties provided for in section 3.1(b) shall be paid on a quarterly basis not more than [+] days after the end of each calendar quarter by wire transfer of immediately available funds. The annual license fee provided for in section 3.1(b) shall be paid on an annual basis not more than [+] days after the end of the applicable calendar year by wire transfer of immediately available funds.

3.3    Currency.    The remittance of all amounts payable to Corixa under this Agreement (including royalties for Net Sales of Products outside the United States) will be made by Biomira in United States dollars at the official rate of exchange (as quoted by Citibank NA and calculated as the close of the exchange rates at noon Pacific Time on the last business day of the applicable calendar quarter) of the currency in which the relevant Net Sales are made.

3.4    Foreign Country Remittance Restrictions.    If governmental law or regulations prevent remittances in United States dollars from a foreign country with respect to sales made in that country, the obligation of Biomira to pay royalties on sales in that country shall be suspended until such remittances are possible; provided, however, that Corixa shall have the right, upon giving written notice to Biomira, to receive the payment in respect of that country in local currency, provided further that such is permitted by local law and regulation, or in some other form of compensation as the parties may agree to.

3.5    Taxes.    Except as otherwise specifically provided for in this Agreement, all payments required to be made hereunder shall be made without any deduction for taxes or charges of any kind, except as may be required by law, in which event, prior to deduction and payment of such taxes or charges, Biomira shall provide Corixa with written documentation with respect thereto and if applicable, shall promptly deliver to Corixa proof of such payment. If Corixa disagrees with such deduction and payment, Biomira shall to the extent reasonable in the circumstances cooperate with Corixa in its efforts to resolve the issue and shall provide all applicable information in its possession that may assist in the resolution of the matter.

3.6    Audit Right.    Corixa, through an independent certified public accountant of international stature reasonably acceptable to Biomira, shall have the right (provided such accountant enters into a confidentiality agreement with Biomira) during regular business hours to inspect and audit, no more than once in any calendar year, the relevant books and records of Biomira during the life of this Agreement and for [+] thereafter, for the sole and express purpose of confirming the accuracy of Biomira's information relevant to the calculation and payment of royalties and milestone payments hereunder. The cost of such audit shall be the responsibility of Corixa unless such audit discloses deficiencies in payments to Corixa (i) that are attributable to Biomira and that are in excess of [+] in any given calendar year, or (ii) that are attributable to Biomira's collaborator Merck KGaA (or any substitute collaborator(s)) and that are in excess of [+] in any given calendar year, in which event Biomira shall bear the cost thereof; and further, Biomira shall make payment of any such deficiencies within [+] of the finding thereof. In the event of an error reflecting an overpayment to Corixa, such excess payment shall be paid to Biomira within [+] days of the finding thereof.

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3.7    Late Charges.    Each party shall have the right to charge, and the other agrees to pay, interest on any outstanding overdue balance or payment at the lesser of (i) the rate of [+] over the prime rate for commercial customers as published monthly by Citi-Bank, N.A. for U.S. dollar loans or (ii) the maximum amount permitted by applicable law on delinquent balances or overdue payments, from the date due to the date paid in full.

3.8    Record Keeping and Time of Payment.    Biomira shall keep complete and accurate records of the Net Sales made by Biomira with respect to which royalties are payable pursuant to this Agreement and, where applicable, of the costs necessary to compute those royalties, for a period of [+] following the year in which the Net Sales were made, and shall require its sub-licensees hereunder to do likewise with respect to Net Sales made by them. [+] following the close of each calendar quarter of each calendar year in which such Net Sales are made, Biomira shall submit to Corixa a written report setting forth its total gross sales and its Net Sales of such Product(s) for the reporting period and calculations of the amount of royalty due and payable, and shall require its sub-licensees hereunder to do likewise with respect to relevant total gross sales and Net Sales made by them. Such reports shall be broken down on a country-by-country basis, and shall specify the exchange rates applied in calculating royalties paid.

4.
Representations, Warranties and Covenants

4.1    Representations and Warranties by Corixa.    Corixa makes the following representations and warranties:

        (a)   that it has the right, power and authority to enter into this Agreement and to grant the licenses granted hereunder;

        (b)   that, as of the Effective Date, to Corixa's knowledge, there are no safety or regulatory issues specifically associated with the Licensed Adjuvant that could reasonably be expected to pose a material obstacle to obtaining regulatory approval for a Product;

        (c)   that it is the owner of the Licensed Patents (and, in the case of applications is entitled to ownership of any patents resulting from such applications);

        (d)   at the Effective Date, to Corixa's knowledge, it is the legal and beneficial owner of all of the rights to the Licensed Adjuvant and is entitled to practice the processes utilized to manufacture the Licensed Adjuvant as well as to sell the Licensed Adjuvant and grant the rights with respect thereto in the manner provided for in this Agreement, all without infringing the rights of any third party.

4.2    Covenants of Corixa.    Corixa covenants that it will use reasonable efforts to make available to Biomira and its sublicensees under this Agreement all improvements, updates, revisions and modifications of MPL [+] that Corixa makes available generally to other purchasers of MPL [+].

4.3    Representations and Warranties By Biomira.    Biomira represents and warrants that it has the right, power and authority to enter into this Agreement.

4.4    Covenants of Biomira.    Biomira hereby covenants that:

        (a)   any finish packaging which Biomira may perform or have performed shall be in compliance with all applicable laws and regulations and shall not render Licensed Adjuvant adulterated or misbranded under sections 501 and/or 502 of the Act, or any corresponding laws and regulations where Biomira markets Product in the Territory; and

        (b)   Biomira shall provide to Corixa a summary of all data in Biomira's possession or which Biomira can reasonably obtain (in either case, which Biomira is legally entitled to provide to Corixa and other than data provided to Biomira by or on behalf of Corixa) that is specifically related to Licensed Adjuvant including, without limitation, data from clinical trials and data specifically related to Adjuvant Inventions. Such summary shall be provided annually on the anniversary of the Effective Date.

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        (c)   Notwithstanding any other provision of this Agreement, without the prior written consent of Corixa (such consent not to be unreasonably withheld), Biomira shall not sublicense or assign any of its rights obtained pursuant to this Agreement, nor shall it disclose any Corixa Confidential Information, to any direct competitor of Corixa's in the adjuvant business, provided that the foregoing restrictions shall not apply to any Affiliate of Biomira, a marketing partner of Biomira for a Product or a marketing partner of an Affiliate of Biomira for a Product, or any assignee that acquires all or substantially all of the business of Biomira which is the subject of this Agreement and the Supply Agreement.

5.
Indemnification; Insurance

5.1    Indemnification by Biomira.    Biomira shall indemnify and hold Corixa (and any affiliated corporation and their respective officers, directors, shareholders, employees, agents, insurers and their successors and assigns) (collectively, the "Corixa Indemnitees"), free and harmless from any and all claims, demands, liabilities, losses, actions or causes of actions, and any and all expenses associated therewith (including, without limiting the generality of the foregoing, reasonable defense costs and attorney's fees), arising out of or that are the result of: (i) actions and proceedings brought by any regulatory authority against any of the Corixa Indemnitees concerning (a) in vivo animal or human clinical studies conducted by or on behalf of Biomira utilizing Licensed Adjuvant as a component or ingredient of, and/or dispensed or administered in conjunction with, any Product or (b) the alleged or actual unapproved or unauthorized introduction by Biomira or its sublicensees of Product or Licensed Adjuvant in interstate or intrastate commerce anywhere in the world, except to the extent attributable to any one or more of the Corixa Indemnitees; (ii) any claim, complaint, suit, proceeding or cause of action against any of the Corixa Indemnitees alleging physical injury, including death as a result of Biomira's or its employees' and agents' supply of Product, except to the extent attributable to any one or more of the Corixa Indemnitees; (iii) loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a friend, spouse, relative or companion of an injured party against any of the Corixa Indemnitees due to such physical injury or death and arising out of the administration of Product, except to the extent attributable to any one or more of the Corixa Indemnitees; (iv) any material omission of Biomira under this Agreement; (v) Biomira's material non-compliance with any applicable national, federal, provincial or state laws or regulations, except to the extent attributable to any one or more of the Corixa Indemnitees; (vi) any material failure of Biomira to perform, in whole or in part, any of its obligations hereunder, except to the extent attributable to any one or more of the Corixa Indemnitees; (vii) Biomira's manufacture or handling of the Product, except to the extent attributable to any one or more of the Corixa Indemnitees; (viii) infringement by Biomira of a third party's rights to the Biomira Technology; or (ix) any material breach by Biomira of any of its representations, warranties or covenants under this Agreement.

5.2    [+]

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5.3    Procedure.    The indemnified party shall give prompt written notice to the indemnifying party of any suits, claims or demands by third parties or the indemnified party which may give rise to any loss for which indemnification may be required under this section 5; provided, however, that failure to give such notice shall not impair the obligation of the indemnifying party to provide indemnification hereunder except if and to the extent that such failure materially impairs the ability of the indemnifying party to defend the applicable suit, claim or demand. The indemnifying party shall be entitled to assume the defense and control of any suit, claim or demand of any third party at its own cost and expense; provided, however, that the other party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying party shall decline to assume control of any such suit, claim or demand, the party entitled to indemnification shall be entitled to assume such control, conduct the defense of, and settle such suit, claim or action, all at the sole cost and expense of the indemnifying party. Neither the indemnifying party nor the indemnified party shall settle or dispose of any such matter in any manner which would adversely impact the rights or interests of the other party without the prior written consent of the indemnified party, which shall not be unreasonably withheld. Each party shall cooperate with the other party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses.

5.4    Acknowledgement.    Biomira acknowledges and agrees that Corixa has no responsibility for and no control over in vivo, animal or human clinical studies conducted by Biomira utilizing Licensed Adjuvant as a component or ingredient of Product; any human clinical studies shall be under the sole control, management and responsibility of Biomira.

5.5    No Consequential Damages.    NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EXCEPT WITH RESPECT TO SECTION 7 (CONFIDENTIALITY), IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

5.6    Disclaimer.    OTHER THAN AS SET FORTH IN THIS AGREEMENT AND THE SUPPLY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, KNOW-HOW, LICENSED PATENTS, INVENTIONS OR PROPRIETARY INFORMATION, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF NONINFRINGEMENT, PATENTABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OTHER THAN AS CONTAINED HEREIN.

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5.7    Insurance.    The minimum amounts of insurance coverage required under this section 5.15 shall not be construed to create a limit of either party's liability with respect to its indemnification in section 5 or any other provision of this Agreement.

        (a)   Each party agrees that it will maintain, and shall, upon written request, provide evidence of same to the other party, the following insurance or self-insurance necessary to meet its liability obligations under this Agreement in amounts no less than that specified for each type:

            (i)  general liability insurance with combined limits of not less than [+] per claim and [+] aggregate for bodily injury including death and property damage;

           (ii)  product liability coverage, including death and bodily injury, for clinical trial participants, where relevant, with limits not less than [+] per claim and [+] aggregate; and

          (iii)  Workers' Compensation insurance in the amount required by the law of the state or country in which such party's employees are located.

        (b)   Insurance required by this section 5.5 shall be maintained during the performance of this Agreement and, if on a "claims made" basis, for four (4) years thereafter. There shall be a thirty (30) day notice of cancellation with respect to the insurance coverage required hereunder, and the provision that the other party shall be notified in the event of any cancellation, intention of insurer not to renew or any material change in the insurance contract or coverages afforded. Each party shall be solely responsible for the payment of any deductible or self-insured retention under any such policy.

6.
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6.4    Trademark License.    Subject to the terms and conditions of this Agreement, Corixa hereby grants to Biomira a worldwide, royalty-free, nontransferable, non-exclusive license, during the term hereof, to use and reproduce the "Powered by Corixa" trademark in the course of distributing, promoting and selling the Products solely for use within the Field of Use in the Territory, subject to Corixa's prior approval, not to be unreasonably withheld or delayed, of the general manner of each use, which license Biomira may sublicense to its sublicensees of the Licensed Patents and Know-How. Biomira shall mark with the "Powered by Corixa" trademark (i) where commercially feasible and subject to approval by the applicable regulatory authorities and Biomira's licensees, which shall be negotiated in good faith, every product vile or end-user container and (ii) every product insert. In addition to the foregoing, Corixa may develop a trademark for the Licensed Adjuvant and, in such event, the parties agree that Corixa shall license such trademark to Biomira (and Biomira shall have the right to sublicense such trademark license to its sublicensees of the Licensed Patents and Know-How) and Biomira and its sublicensees may use such trademark in such manner as Corixa may direct, acting reasonably.

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7.
Confidentiality

7.1    Confidential Information.    During the term of this Agreement and for five (5) years thereafter, Corixa and Biomira shall not disclose to any Third Party(ies), and shall not use other than as authorized under this Agreement, any Confidential Information received from the other party under this Agreement without first obtaining the written consent of the disclosing party. As used herein, the term "Confidential Information" shall mean any and all information disclosed by Corixa to Biomira or Biomira to Corixa orally, or in writing, in human or machine readable form, which a reasonable person would deem to be confidential or which is otherwise marked as confidential. Corixa's Confidential Information shall include, without limitation, all data or other information so received by Biomira related to the Licensed Adjuvant, Adjuvant Inventions, Know-How and the Licensed Patents and Biomira's Confidential Information shall include, without limitation, all data or other information so received by Corixa related to the Biomira Antigens, the Biomira Technology or Products. To the extent it is necessary or reasonably desirable to disclose Confidential Information to a Third Party, the party required or intending to make such disclosure shall first inform the other party of the circumstances of the disclosure of Confidential Information and, if such other party agrees in advance in writing, such agreement not to be unreasonably withheld or delayed, may disclose same; provided, however, that the party making such disclosure shall inform the relevant Third Party to whom such Confidential Information is to be disclosed of its confidential nature and obtain a written commitment of confidential treatment from such Third Party on terms substantially similar to those contained in this Section 7.

7.2    Unauthorized Disclosure.    The receiving party shall take reasonable precautions (equivalent to the measures that it takes to protect its own information of like importance) to prevent the unauthorized or accidental disclosure of Confidential Information of the disclosing party. The receiving party shall be responsible for the actions or inactions of its employees, agents and representatives in the event of a breach of the foregoing obligations.

7.3    Exceptions.    The obligations of confidentiality set forth in section 7.1 of this Agreement shall not apply to any information to the extent that such information:

  (a)
  is at the time of disclosure or becomes subsequent thereto, through no fault or wrongful act of the receiving party, generally available to the public; or

  (b)
  at the time of disclosure by the disclosing party is known to the receiving party, as can be demonstrated by written records; or

  (c)
  is disclosed to the receiving party by another person not in violation of the rights of the disclosing party; or

  (d)
  is disclosed by the disclosing party to a Third Party free of any obligation of confidentiality; or

  (e)
  such Confidential Information is required to be disclosed by law; provided, however, in such event, the party required to make such disclosure shall inform the disclosing party of such requirement prior to disclosure and reasonably assist the disclosing party (at the disclosing party's expense) in taking whatever reasonable steps are available to maintain the confidentiality of such information; or

  (f)
  to the extent the receiving party needs to disclose such information to a relevant regulatory authority in order to support its legitimate business interests it may do so, provided that, in such event, the receiving party shall inform the disclosing party of such requirement prior to disclosure and reasonably assist the disclosing party (at the disclosing party's expense) in taking whatever reasonable steps are available to maintain the confidentiality of such information; or

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  (g)
  Biomira may disclose Know-How, but only to the extent that it is necessary to disclose such Know-How, and only in the event that such disclosure is to its permitted sublicensees hereunder, to any Fill and Finish Manufacturer or to any Third Party of the type referred to in sections 5.3 and 10.2(c) of the Supply Agreement; or

  (h)
  is submitted to governmental agencies as necessary to facilitate the issuance of marketing or other approvals required by Biomira and/or its sublicensees in connection with its products.

8.
Term/Termination/Bankruptcy

8.1    Term.    This Agreement shall be effective as of the Effective Date and shall continue in force and effect until terminated as provided in this section 8 (the "Term").

8.2    Termination

        (a)   Notwithstanding section 8.1, either party may, in addition to all other legal and equitable rights and remedies available to it, terminate this Agreement effective immediately in the event a "default" by the other party as defined below has occurred and continues for more than [+] after written notice of the defaulting activity has been given to the party in default. The term "default" shall mean any of the following events:

            (i)  failure by a party to comply with or perform any material provision of this Agreement including, without limitation, payment of amounts due hereunder;

           (ii)  a party becomes insolvent, is unable to pay its debts as they mature, is the subject of a petition in bankruptcy whether voluntary or involuntary or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is named in, or its property is subject to a suit for the appointment of a receiver, or is dissolved or liquidated;

          (iii)  any material representation or warranty made by the party in this Agreement is breached or is false or misleading in any material respect.

        (b)   Biomira shall have the right to terminate this Agreement at any time on or after the first anniversary of the Effective Date for any reason by providing at least ninety (90) days prior written notice to Corixa.

8.3    Assistance on Termination.    In circumstances where any of the events set forth in section 8.2(a) become applicable with respect to Corixa or in the event of Corixa's inability or failure to supply any requested Licensed Adjuvant within the time periods specified in the Supply Agreement, Corixa shall immediately notify Biomira in writing with respect thereto and, at Biomira's request, comply with the provisions of section 5.3 of the Supply Agreement.

8.4    Remedies Cumulative.    Termination or expiration of this Agreement, in whole or in part, shall be without prejudice to the right of any party to receive all payments accrued and unpaid at the effective date of such expiration or termination, without prejudice to any remedy, at law or in equity, of either party in respect to any breach of any of the representations or warranties herein contained and without prejudice to any rights to indemnification set forth herein and to any other provisions hereof which expressly or necessarily call for performance after such expiration or termination.

8.5    U.S. Bankruptcy Code.    The rights and licenses granted by Corixa under this Agreement are and shall otherwise be deemed to be for purposes of applicable bankruptcy law (including section 365(n) of the United States Bankruptcy Code), licenses of rights to "intellectual property" (including as such term is defined under section 101(35A) of the United States Bankruptcy Code). The parties agree that, subject to any determination otherwise by a court of competent jurisdiction, Biomira, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections

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under such applicable bankruptcy law, including but not limited to Biomira's rights to continue to exercise all rights licensed under this Agreement.

8.6    Survival.    Upon the termination or expiration of this Agreement for any reason, nothing herein shall be construed to release either party from any obligations that matured prior to the effective date of such termination and sections 1, 3.1(b) (to the extent earned due to sales of Product pursuant to section 10.5 of the Supply Agreement), 5, 7, 8.3, 8.4, 8.5, 8.6 and 9 of this Agreement shall survive any such termination.

9.
Miscellaneous

9.1    Public Announcements.    Corixa and Biomira shall have the right to make public announcements of the fact of this Agreement and the general nature of the undertakings hereunder, provided that no disclosure of Confidential Information is contained in such disclosure. Except as required at law or by any applicable regulatory authority, a copy of such announcement shall be provided to the other party not [+] in advance of the intended announcement date to permit review and written approval by the other party which shall not be unreasonably withheld. Notwithstanding the foregoing, Corixa shall have the right at its sole discretion to make announcements regarding Licensed Adjuvant that do not mention any Product or this Agreement or Biomira or Biomira's sublicensees, and Biomira shall have the right at its sole discretion to make announcements regarding Products that do not mention Licensed Adjuvant or this Agreement or Corixa.

9.2    Amendment and Waiver.    No terms or provisions of this Agreement shall be varied, modified or waived by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement or waive any breach hereof by written instruments specifically referring to and executed in the same manner as this Agreement. In the event of an actual conflict between any terms of this Agreement and the Supply Agreement, the terms of this Agreement shall prevail. The waiver by either party of a breach or failure to perform hereunder shall not constitute a waiver of any future breach or failure to perform. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights.

9.3    Binding Effect; Assignability.    This Agreement shall be binding upon and shall inure to the benefit of any successor or successors of Corixa and Biomira by reorganization, merger, consolidation or otherwise, and any assignee that has acquired all or substantially all of the business and properties of either. Corixa and Biomira shall not otherwise assign their rights and obligations hereunder unless having obtained the prior written consent of the other party hereto, which consent will not be unreasonably withheld or delayed, and no consent shall be required in the case of a transfer by Biomira to an Affiliate of Biomira or to a sublicensee of Biomira.

9.4    Force Majeure.    If either party hereto is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accidents, acts of God, production or manufacturing problems, and/or any other cause or casualty beyond its control, whether similar to the foregoing matters or not, then upon written notice to the other party the requirements of this Agreement or such of its provisions as may be affected, and to the extent so affected, shall be suspended during the period of such disability; provided, however, that the party prevented from complying shall make all reasonable efforts to remove such disability and shall not be entitled to rely on this force majeure provision for more than ninety (90) days in any twelve (12) consecutive month period.

9.5    Sole Agreement.    Other than the Supply Agreement, this Agreement and the appendices hereto, which appendices are hereby specifically incorporated into this Agreement by reference, constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous agreements and understandings of the parties.

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9.6    Independent Contractors

        (a)   This Agreement shall not constitute or give rise to an agency, partnership or joint venture between the parties and each party's performance hereunder is that of a separate, independent entity.

        (b)   Nothing in this Agreement shall be deemed to be the grant by either party to the other of any right, title or interest in any product, material or proprietary rights of the other except as may be expressly provided for in this Agreement.

9.7    Dispute Resolution/Governing Law

        (a)   Any dispute between the parties hereto regarding application, interpretation, or enforcement of this Agreement, shall initially be referred to the heads of the business units of Biomira and Corixa charged with the implementation hereof, and then to the respective Chief Executive Officers of the parties. The parties agree to attempt to resolve any such dispute in good faith through the business unit heads or Chief Executive Officers as applicable. Any dispute which cannot be resolved within thirty (30) days after referral to the respective Chief Executive Officers of the parties shall be finally settled by arbitration in the English language under the Rules of Conciliation and Arbitration, but not necessarily the auspices, of the International Chamber of Commerce (ICC) by one or more arbitrators appointed in accordance with the Rules. If the parties are unable to reach an agreement regarding an arbitrator(s), the arbitration shall be conducted under the rules and auspices of the ICC. Any arbitration under this section shall be conducted at a mutually agreeable time and place within the City of Chicago, State of Illinois, or at such other place as may be mutually agreed to. The costs of arbitration shall be shared equally by the parties.

        (b)   The laws of the State of Delaware shall govern the validity and interpretation of this Agreement regardless of its or any other jurisdiction's conflicts of law provisions.

9.8    Survival of Provisions.    To the extent that any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Notwithstanding the termination of this Agreement, all rights and obligations accruing to either party prior to such termination, including but not limited to confidentiality, shall continue and be enforceable.

9.9    Notice.    Any notices required or permitted to be given hereunder shall be in writing and shall be delivered in person or by Federal Express or sent by certified mail, postage prepaid, return receipt requested, to the addresses set forth below. The parties may change the address at which notice is to be given by giving notice to the other party as herein provided. All notices shall be deemed given on the date delivered, if delivered in person, or on the delivery date indicated on the duly completed postal receipt, if sent by certified mail.

When to Corixa:

  Corixa Corporation
  Suite 200, 1124 Columbia Street
  Seattle, Washington 98104
  U.S.A.
  Attention: Chief Executive Officer
  Facsimile: (206) 754-5994

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When to Biomira:

  Biomira International Inc.
  2nd Floor, Musson Building
  Hincks Street
  Bridgetown, Barbados
  West Indies
  Attention: The Secretary
  Facsimile: (246) 429-2677

Copy to:

  Biomira Inc.
  2011 – 94 Street
  Edmonton, Alberta T6N 1H1
  Canada
  Attention: President
  Facsimile: (780) 450-4772

9.10    No Other Rights.    Nothing in this Agreement shall be deemed or implied to be the grant by either party to the other of any right, title or interest in any product, material or proprietary rights of the other except as may be expressly provided for in this Agreement.

9.11    Counterparts.    This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by its duly authorized officer as of the Effective Date.

BIOMIRA INTERNATIONAL INC.		CORIXA CORPORATION
By:	/s/ T. ALEXANDER MCPHERSON	By:	/s/ STEVEN GILLIS Steven Gillis, Ph.D. Chairman and Chief Executive Officer

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APPENDIX A

[+]

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APPENDIX B

[+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

APPENDIX C

LICENSED PATENTS

Case Number	Country	Application Number 1. Filing Date	Patent Number Issue Date	Status
[+]

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